EXHIBIT 99.2

ENPIRION, INC.
2004 STOCK OPTION PLAN
Section 1.                          Purpose
The Plan authorizes the Plan Committee to provide Employees of the Company or its Affiliates, who are in a position to contribute to the long‑term success of the Company or its Affiliates, with Options to acquire Stock in the Company.  The Company believes that this incentive program will cause those persons to increase their interest in the welfare of the Company and its Affiliates, and aid in attracting, retaining and motivating Employees of outstanding ability.
Section 2.                          Definitions
Capitalized terms used herein shall have the meanings set forth in this Section:
"Affiliate" shall mean any Person or entity that, either directly or indirectly through one or more intermediaries, (i) controls the Company, or (ii) is controlled by the Company or a Person described in clause (i).
"Cause" shall have the meaning ascribed thereto in any employment agreement that is in effect between the Company or any of its Affiliates and a Grantee.  In all other instances, "Cause" shall mean (i) the Grantee's failure to perform duties consistent with his or her position; (ii) indictment or conviction of a felony or any other crime involving moral turpitude or dishonesty; (iii) failure or refusal to comply with Company policies, standards or regulations; (iv) conduct by the Grantee that demonstrates gross unfitness to serve in the capacity in which the Grantee is serving at the time of such conduct; (v) material violation of any agreement with the Company (including, but not limited to, any proprietary information, inventions, non‑solicitation and/or non‑competition agreements with the Company) or of any statutory duty to the Company; or (vi) the Grantee's willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company; provided, that if it reasonably could be concluded that the circumstances giving rise to Cause did not occur, or were not material or willful, or did not constitute a failure to follow a lawful written order from the Company, or such order was not within the scope of the Grantee's duties, the Grantee shall have 30 days from the date of written notice to the Grantee to cure such circumstances.  Unless otherwise specified in any agreement with a Grantee, the Plan Committee shall determine, in its sole discretion, if a termination is for Cause for all purposes hereunder.
"Code" shall mean the Internal Revenue Code of 1986, as amended, and the rulings and regulations promulgated thereunder.
"Company" shall mean ENPIRION, Inc., a corporation organized under the laws of the State of Delaware.
 "Disability" shall mean permanent and total disability (within the meaning of Section 22(e)(3) of the Code).
"Employee" shall mean any Person or entity that is providing, or has agreed to provide, services to the Company or an Affiliate of the Company, whether as an employee, director or independent contractor, and whether or not such Person or entity is receiving cash compensation for such services.
"Fair Market Value" of a share of Stock on any given date shall be determined by the Plan Committee in its sole and absolute discretion.
"Grant Certificate" shall mean a certificate, evidencing the grant of an Option hereunder.
"Grantee" shall mean an Employee granted an Option under the Plan.
"ISO" shall mean an Option which is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, and which is designated by the Plan Committee as such in a Grant Certificate.
"Option" shall refer to an option to purchase Stock issued under and subject to the Plan.
"Parent" shall mean a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.
"Person" shall mean an individual, partnership, corporation, limited liability company or partnership, trust, unincorporated organization, joint venture, government (or agency or political subdivision thereof) or any other entity of any kind.
"Plan" shall mean this ENPIRION Inc. 2004 Stock Option Plan, as set forth herein and as amended from time to time.
"Plan Committee" shall mean the Board of Directors of the Company, or such committee as may be appointed by the Board of Directors of the Company.
"Sale of the Company" shall mean the sale of the Company (whether by merger, consolidation, recapitalization, reorganization, sale of securities, sale of assets or otherwise) in one transaction or series of related transactions to one or more Persons pursuant to which such Persons (together with their affiliates) acquire (i) securities representing at least a majority of the voting power of all securities of the Company, assuming the conversion, exchange or exercise of all securities convertible, exchangeable or exercisable for or into voting securities, or (ii) all or substantially all of the Company's assets on a consolidated basis.
"Stock" shall mean the Company's common stock, par value $0.01 per share, as adjusted pursuant to Section 6.
"Stockholders Agreement" shall mean that certain stockholders agreement that may be in effect among the Company and its stockholders, as amended from time to time.
"Subsidiary" shall mean a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.
Section 3.                          Stock Available under the Plan
Subject to the provisions of Section 6, the total number of shares of Stock that may be issued under the Plan pursuant to Options shall not exceed 1,352,931.  If any Options lapse, terminate or are forfeited for any reason, then the Stock covered thereby will again be available for issuance under the Plan.
Section 4.                          Administration of the Plan
a.            Authority of the Plan Committee.  The Plan shall be administered by the Plan Committee.  The Plan Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:
(1)	to select the Employees to whom Options may be granted; provided, that ISOs may only be granted to individuals who are employees of the Company on the date of grant;
(2)	to determine the number of shares of Stock subject to each such Option;
(3)	to determine the terms and conditions of any Option granted under the Plan, including the exercise price of Options, vesting schedules and whether or not an Option shall be an ISO;
(4)	to determine the restrictions or conditions related to the delivery, holding and disposition of Stock received upon exchange of an Option;
(5)	to prescribe the form of each Grant Certificate;
(6)	to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Plan Committee may deem necessary or advisable to administer the Plan;
(7)	to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Option, Grant Certificate or other instrument hereunder; and
(8)	to make all other decisions and determinations as may be required under the terms of the Plan or as the Plan Committee may deem necessary or advisable for the administration of the Plan.
b.            Manner of Exercise of Plan Committee Authority.  Any action of the Plan Committee with respect to the Plan shall be final, conclusive and binding on all persons, including the Company, Affiliates of the Company, Grantees, or any person claiming any rights under the Plan from or through any Grantee, except to the extent the Plan Committee may subsequently modify, or take further action not consistent with, its prior action.  If not specified in the Plan, the time at which the Plan Committee must or may make any determination shall be determined by the Plan Committee, and any such determination may thereafter be modified by the Plan Committee (subject to Section 10).  The express grant of any specific power to the Plan Committee, and the taking of any action by the Plan Committee, shall not be construed as limiting any power or authority of the Plan Committee.  The Plan Committee may delegate to officers or managers of the Company or any Affiliate the authority, subject to such terms as the Plan Committee shall determine, to perform such functions as the Plan Committee may determine, to the extent permitted under applicable law.
c.            Limitation of Liability.  Each member of the Plan Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any of its Affiliates, the Company's independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by the Company to assist in the administration of the Plan.  To the fullest extent permitted by applicable law, no member of the Plan Committee, nor any officer or employee of the Company acting on behalf of the Plan Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Plan Committee and any officer or employee of the Company acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.
Section 5.                          Terms of Options
a.            Exercise Price.  The exercise price per share of Stock subject to an Option granted to an Employee shall be determined by the Plan Committee; provided, however, in the case of an ISO (1) granted to an Employee who, at the time of grant, owns stock representing no more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the exercise price per share of Stock subject to the ISO shall be no less than its Fair Market Value as of the date the ISO is granted, or (2) granted to any other Employee, the exercise price per share of Stock subject to the ISO shall be no less than 110% of its Fair Market Value as of the date the ISO is granted.
b.            Vesting.  Unless determined otherwise by the Plan Committee, each Option shall vest as to 1/48th of the shares of Stock subject thereto each month following the date of grant, subject to the Grantee continuing to provide services to the Company or any Affiliate of the Company through each vesting date.
c.            Exercise of Options.  Unless determined otherwise by the Plan Committee, only the vested portion of any Option may be exercised.  A Grantee shall exercise an Option by delivery of written notice to the Company setting forth the number of shares of Stock with respect to which the Option is to be exercised, together with payment: (i) in the form of a certified check or bank draft payable to the order of the Company for an amount equal to the sum of the exercise price for such shares and any employment and income taxes required to be withheld with respect thereto; or (ii) pursuant to a "cashless exercise" program to be established by the Plan Committee or the Company.  The Plan Committee may, in its sole discretion, permit other forms of payment, including notes or other contractual obligations of a Grantee to make payment on a deferred basis.
d.            Termination.  Options shall terminate as follows:
(1)
Upon the termination of a Grantee's employment (or directorship or other service—provider relationship) with the Company and all of its Affiliates for any reason, all Options held by the Grantee, to the extent not then vested, shall immediately terminate.

(2)
Upon the termination of a Grantee's employment (or directorship or other service—provider relationship) with the Company and all of its Affiliates for any reason other than death or Disability, all Options held by the Grantee, to the extent vested, shall terminate three months following the date of Grantee's termination or on such other date as determined by the Plan Committee and specified in the Grant Certificate (but in no event later than the expiration of the term of the Option).  In the event a Grantee is permitted to exercise an Option designated as an ISO later than three months following his or her termination for any reason other than death or Disability, such ISO shall cease to be an ISO to the extent not exercised prior to three months following such termination.

(3)
Upon the termination of a Grantee's employment (or directorship or other service—provider relationship) with the Company and all of its Affiliates due to death or Disability, all Options held by the Grantee, to the extent vested, shall terminate on the one—year anniversary of the date of such termination (but in no event later than the expiration of the term of the Option).

e.            Option Term.  The term of each Option shall be determined by the Plan Committee and specified in the Grant Certificate; provided, however, that the term shall be no more than ten years from the date of grant thereof.  In the case of an ISO granted to an Employee who, at the time the ISO is granted, owns stock representing more than ten percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the ISO shall be no more than five years from the date of grant.
f.            Nontransferable.  No Option may be sold, transferred, assigned, pledged or otherwise encumbered, except by will or the laws of descent and distribution, and an Option shall be exercisable during a Grantee's lifetime only by the Grantee.  Upon a Grantee's death, the estate or other beneficiary of such deceased Grantee shall be subject to all the terms and conditions of the Plan and Grant Certificate, including the provisions relating to the termination of the right to exercise the Option.
g.            Joinder Agreement.  As a condition to the grant of each Option under the Plan, each Grantee shall execute and deliver to the Company a joinder agreement to the Stockholders Agreement, in the form attached as Exhibit B  hereto, whereby the Grantee shall become party to the Stockholders Agreement, and the Option and the underlying shares of Stock issuable upon exercise of the Option shall be subject to all of the terms, conditions, restrictions and provisions of the Stockholders Agreement, as modified by such joinder agreement in the discretion of the Committee.
Section 6.                          Adjustment Upon Changes in Capitalization
In the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, incorporation, spin—off, combination, repurchase, exchange of Stock or other securities, dividend or distribution of Stock or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, sale or purchase of assets or other similar transactions or events, affects an Option such that an adjustment is necessary in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Plan Committee shall equitably adjust any or all of (i) the number and kind of securities deemed to be available thereafter for grants of Options under Section 3, (ii) the number and kind of securities that may be delivered or deliverable in respect of outstanding Options, and (iii) the exercise price of Options.  In addition, the Plan Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Options (including, without limitation, cancellation of Options in exchange for the intrinsic (i.e., in—the—money) value, if any, of the vested portion thereof, substitution of Options using securities of a successor or other entity, or acceleration of the vesting and/or expiration of the Option) in recognition of unusual or nonrecurring events (including, without limitation, a Sale of the Company or an event described in the preceding sentence) affecting the Company or any Affiliate or the financial statements of the Company or any Affiliate, or in response to changes in applicable laws, regulations, or accounting principles.
Section 7.                          Restrictions on Stock.
a.            Restrictions on Issuing Stock.  No Stock shall be issued or transferred to a Grantee under the Plan unless and until all applicable legal requirements have been complied with to the satisfaction of the Plan Committee.  The Plan Committee shall have the right to condition the exercise of any Option on a Grantee's undertaking in writing to comply with such restrictions on any subsequent disposition of the Stock issued or transferred thereunder as the Plan Committee shall deem necessary or advisable as a result of any applicable law, regulation, official interpretation thereof, or any underwriting agreement.
b.            Repurchase Rights.  Unless determined otherwise by the Plan Committee, the Company shall have the right (but not the obligation) to repurchase any or all of the shares of Stock acquired upon exercise of an Option upon (i) a Grantee's termination of employment with the Company and its Affiliates for any reason, or (ii) a determination by the Company that the Grantee has materially breached any restrictive covenant relating to nondisclosure of confidential information, non‑competition, or non‑solicitation of customers or employees contained in any agreement to which the Grantee is a party.  Such right shall be exercisable by the Company during the 90‑day period following the later of the date of such event or the date of exercise of the Option, or such longer period as may be necessary so that the exercise of such right does not give rise to a compensation expense pursuant to Accounting Principles Board Opinion 25 (and any interpretation thereof or any successor thereto).  The price per share of Stock to be paid by the Company should it choose to exercise its repurchase right shall equal the Fair Market Value per share; provided, however, that if the reason for the Grantee's termination of employment is for Cause, or if the Company has determined that the Grantee has breached any of the restrictive covenants referred to above, then the price per share to be paid by the Company shall equal the lesser of (i) the price per share paid by the Grantee upon exercise of the Option or (ii) the Fair Market Value per share.  The Company's repurchase right shall lapse upon a the consummation of an underwritten, registered public offering of the Stock that results in gross proceeds to the Company of at least $25 million, except where such repurchase right arises by reason of a Grantee's termination of employment for Cause, or breach of any of the restrictive covenants referred to above.  Should the Company choose not to exercise its repurchase right, any of its Affiliates may exercise such right as if it were the Company, and such Affiliate shall be a third party beneficiary of this Plan with respect to the exercise of such right.
c.            Drag Along Rights.  In the event that the Company or its stockholders receive a bona fide written offer from an unrelated party (the "Offeror") to purchase more than 80% of the issued and outstanding shares of Stock, which offer the stockholders of the Company holding a majority of the issued and outstanding shares of Stock are prepared to accept (the "Accepting Stockholders"), then the Accepting Stockholders may, by notice in writing to the Company and each Grantee (or any transferee thereof), require each Grantee (or any transferee thereof) to sell, and each Grantee (or any transferee thereof) shall then be required to sell, to the Offeror the same percentage of Stock owned by him as the percentage of shares being sold by each Accepting Stockholder bears to all the shares of Stock owned by such Accepting Stockholder on the same terms and conditions (including, without limitation, with respect to purchase price and terms of payment) as are offered to each Accepting Stockholder and as are specified in the Offeror's offer.  The closing of the sale by each Grantee (or any transferee thereof) shall occur concurrently with the sale by the Accepting Stockholders to the Offeror.
d.            Forfeiture.  All Options and Stock held by a Grantee shall be forfeited to the Company for no consideration, if, following the Grantee's termination of employment (or other service‑provider relationship), the Grantee is determined by a court of competent jurisdiction, pursuant to a final and nonappealable order, to have violated any agreement that he or she has made with the Company not to compete with the Company or solicit its customers or employees.
e.            ISO Notice.  A Grantee shall notify the Company of any disposition of shares of Stock acquired upon exercise of an ISO if such disposition occurs within one year of the date of such exercise or within two years of the date of grant of such ISO.  The Company may impose such procedures as it determines may be necessary to ensure that such notification is made.
Section 8.                          Taxes
a.            Withholding.  The Company shall have the right to condition a Grantee's right to exercise, receive or vest in an Option upon the Grantee's making such provision, or furnishing the Company such authorization, necessary or desirable so that the Company may satisfy its obligation under applicable laws to withhold for income or other taxes due upon or incident to such Option.
Section 9.                          General Provisions
a.            The Plan Committee shall have the power to accelerate the time at which any Option will vest notwithstanding the provisions in the Grant Certificate stating the time during which the Option will vest.
b.            Each Option shall be evidenced by a Grant Certificate.  The terms and provisions of such certificates may vary among Grantees and among different Options granted to the same Grantee.
c.            The grant of an Option in any year shall not give the Grantee any right to similar grants in future years, any right to continue such Grantee's employment relationship (or directorship or other service—provider relationship) with the Company or its Affiliates, or, with respect to Options, any rights as a stockholder of the Company until such Option is exercised and Stock is issued.  All Grantees shall remain subject to discharge to the same extent as if the Plan were not in effect.  For purposes of the Plan, a sale of any Affiliate that employs or engages a Grantee shall be treated as the termination of such Grantee's employment (or other service—provider relationship).
d.            No Grantee, and no beneficiary or other persons claiming under or through the Grantee, shall have any right, title or interest by reason of any Option to any particular assets of the Company or any Affiliate, or any Stock allocated or reserved for the purposes of the Plan or subject to any Option except as set forth herein.
e.            The Plan shall be effective upon its adoption by the Company's board of directors.  The Plan shall be subject to approval by the stockholders of the Company within twelve months of the effective date.  Unless sooner terminated by the Plan Committee in accordance with Section 10, the Plan shall continue in effect for a term of ten years from the later of (i) the effective date of the Plan or (ii) the earlier of the most recent approval by the Board of Directors or stockholders of an increase in the number of shares of Stock available for issuance under the Plan.
Section 10.                          Amendment or Termination
The Plan Committee may, at any time, alter, amend, suspend, discontinue or terminate this Plan; provided, however, that no such action (other than any action taken pursuant to Section 6) shall adversely affect the rights of Grantees with respect to Options previously granted hereunder.

EXHIBIT A
ENPIRION, INC.
2004 STOCK OPTION PLAN
[letter to option recipients- general form]
[Date]
Re: Stock Option Award
I am pleased to inform you that you have been granted an option to purchase ______ shares of the Company's Common Stock, par value $0.01.  This stock option is being granted pursuant to the ENPIRION Inc. 2004 Stock Option Plan (the "Plan"), a copy of which is attached, and is subject in all respects to the provisions of the Plan.  Capitalized terms not otherwise defined herein shall have the same meaning as defined in the Plan.  The following briefly summarizes certain key terms of your option grant.
1.            Exercise Price.  The price per share that you must pay to exercise your option is equal to $__.
2.            Vesting.  Your option will vest over a four year period, with 1/48th vesting each month following the date of this letter, subject to you remaining an Employee through each vesting date. [However, in the event that there is a Sale of the Company, and your status as an Employee with the Company or successor corporation (or any Affiliate) is terminated by the Company or such successor corporation (or Affiliate) other than for Cause within six months following the Sale of the Company, any unvested portion of your option shall become vested immediately.] [Include only for Founders: Additionally, in the event of the termination of your status as an Employee due to death or Disability, all shares of Stock that would have otherwise vested under your option in the 24 months following your termination immediately shall vest.]
3.            Exercise.  You may exercise your option only to the extent it is vested.  In order to exercise, you must deliver written notice to the Company of your intention to exercise along with payment of the exercise price, plus the amount necessary to satisfy the Company's employment tax withholding obligation that is triggered by your exercise (see Federal Taxes below).  Alternatively, you may exercise your option by utilizing the "cashless exercise" mechanism established under the Plan.
4.            Termination of the Option.  Upon termination of your status as an Employee for any reason, the unvested portion of the option will immediately terminate.  The vested portion of the option will generally terminate three months after the termination of your status as an Employee, except that if your termination is due to your death or Disability, the option will terminate on the one‑year anniversary of your termination.  The option will expire in any event on the tenth anniversary of the date of this letter, and may terminate earlier under other circumstances as described in the Plan (including your breach of any non‑compete agreement with the Company).
5.            Rights as a Stockholder.  As a condition to exercising your option, you must execute a joinder agreement in the form attached hereto, and thereby become a party to the Company's Stockholders Agreement (or other stockholders agreement as may then be in effect), which governs the rights of stockholders. [You also agree to comply with any restrictions on transfer of the Stock you acquire upon exercise of your option that may be imposed in connection with the underwriting of an initial public offering of the Stock of the Company (such restriction period not to exceed 180 days).] You should also note that under the Plan, the Company has the right to buy back the Stock you acquired in connection with the exercise of your option following your termination of employment.
6.            Company Repurchase Right.  [Include only for Founders: Notwithstanding Section 7(b) of the Plan, the Company shall not have the right to repurchase the shares acquired upon exercise of your option in the event of the termination of your status as an Employee for any reason other than for Cause.]
7.            Federal Taxes.  [For non—qualified options: Your option is treated as a non‑qualified option for tax purposes.  This means that the granting of the option will have no tax impact.  When you exercise the option, you will recognize ordinary income equal to the difference between fair market value of the shares received and the exercise price paid for the shares.  This income will be subject to tax at ordinary income tax rates and will be subject to tax withholding by the Company (if you are an employee of the Company).  In order to enable the Company to satisfy this withholding obligation, you must pay the appropriate withholding amount to the Company at the time of exercise, along with the exercise price.] OR
[For ISOs: Your option is structured to qualify as an "incentive stock option," which can potentially produce favorable tax benefits to you.  However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which your option (and all other incentive stock options granted to you) is exercisable for the first time during any calendar year exceeds $100,000, your option shall be treated as a non‑qualified stock option.  Assuming this option maintains its status as an incentive stock option, there will generally be no tax to you either at the time the option is granted to you or at the time you exercise it.  When the shares acquired upon exercise are sold, the amount you receive upon the sale over the exercise price you paid for the shares will be taxed to you at long—term capital gains rates, provided you held the shares for at least one year prior to their sale and two years from the date of this letter.  However, if the shares are sold within the one—year period after you exercise the option or within two years from the date of this letter, the excess of the fair market value on the date of exercise (or if less, the sale price) over your exercise price will be taxed at ordinary income tax rates and any additional gain or loss will be taxed at capital rates.  Note that state and local taxes may also apply.  Note also that for federal tax purposes, the difference between the fair market value of the shares at the time of exercise over the exercise price paid for the shares will be taken into account for purposes of determining whether you are subject to the "alternative minimum tax."]
*  *  *  *
We are excited to give you this opportunity to share in our future success.  Please indicate your acceptance of this stock option grant and the terms of the Plan by signing below.
Sincerely,
Agreed to and Accepted by:

Exhibit B
Joinder Agreement

ENPIRION, Inc.
[address]
Attention: Chief Executive Officer
Ladies and Gentlemen:
In consideration of the issuance to the undersigned of options to purchase shares of common stock, par value $0.01 per share, of ENPIRION, Inc., a Delaware corporation (the "Company"), the undersigned agrees that, as of the date written below, the undersigned shall become a party to that certain Stockholders Agreement dated as of _______, 200_, as such agreement may have been amended from time to time (the "Stockholders Agreement") among the Company and the persons named therein, and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Stockholders Agreement and shall be deemed a stockholder of the Company for all purposes thereof.
Executed as of
By:
Name:
Address:
ACKNOWLEDGED AND ACCEPTED: ENPIRION, INC.
By:
Name:
Title: